Exhibit 99.1

June 28, 2013

Raptor Pharmaceutical's PROCYSBI™ Receives Positive Recommendation From CHMP
NOVATO, Calif., June 28, 2013 (GLOBE NEWSWIRE) -- Raptor Pharmaceutical Corp. (Nasdaq:RPTP) today announced today that the European Committee for Medicinal Products for Human Use (CHMP) has adopted a positive opinion recommending marketing authorization for PROCYSBI™ 25mg and 75mg gastro-resistant hard capsules, cysteamine (as mercaptamine bitartrate) for the treatment of proven nephropathic cystinosis. If approved, PROCYSBI will be indicated for the treatment of proven nephropathic cystinosis.
The positive opinion from CHMP must be ratified by the European Commission (EC) in order to grant marketing authorization for PROCYSBI, which would cover all 27 European Union member countries including Iceland and Norway. A decision is expected from the European Commission within a few months of the CHMP recommendation.
"The positive opinion of the CHMP brings us an important step closer to anticipated EU approval of PROCYSBI subject to the European Commission review process," said Christopher M. Starr, Ph.D., Raptor's chief executive officer. "While this recommendation is an important milestone for Raptor, it is also good news for European patients who suffer from nephropathic cystinosis."
PROCYSBI is a new therapy for the management of nephropathic cystinosis that is taken orally every twelve hours. PROCYSBI was engineered to bypass the stomach with an extended terminal half-life so that patients experience steady drug levels in their bodies for the full 12-hour dosing period. Randomized controlled clinical trials and extended treatment with PROCYSBI therapy demonstrated consistent and continuous control of white blood cell cystine.
U.S. Product Information about PROCYSBI (cysteamine bitartrate)
PROCYSBI is a cystine depleting agent that is approved in the U.S. for the management of nephropathic cystinosis in adults and children ages 6 years and older. It is contraindicated in patients with a hypersensitivity to penicillamine. The most commonly reported side effects are vomiting, abdominal pain/discomfort, headaches, nausea, diarrhea, anorexia/decreased appetite, breath odor, fatigue, dizziness, skin odor, and rash.
If European Commission approval is obtained, the indications, contraindications, warnings and precautions ultimately adopted by the European Commission may be different from those in the U.S.
Important U.S. Safety Information about PROCYSBI
•	Patients should be monitored for development of skin or bone lesions and dosage of PROCYSBI reduced as needed.
•	If a severe skin rash develops such as erythema multiforme bullosa or toxic epidermal necrolysis, PROCYSBI should be discontinued.
•	Cysteamine has been associated with gastrointestinal ulceration and bleeding.
•
Central Nervous System (CNS) symptoms such as seizures, lethargy, somnolence, depression, and encephalopathy have been associated with immediate-release cysteamine. Patients should exercise caution in driving a car or engaging in other hazardous activities after taking PROCYSBI.

•	Cysteamine has been associated with reversible leukopenia and abnormal liver function studies. Therefore, blood counts and liver function tests should be monitored.
•
Benign intracranial hypertension (or pseudotumor cerebri PTC) and/or papilledema has been associated with immediate-release cysteamine bitartrate treatment. Physicians should monitor for signs and symptoms of PTC.

•	Breastfeeding is not recommended for nursing mothers taking PROCYSBI.
For additional information on PROCYSBI, including full prescribing information, please visit www.raptorpharma.com.

About Nephropathic Cystinosis

Nephropathic cystinosis comprises 95% of cases of cystinosis, a rare, life-threatening metabolic lysosomal storage disorder that causes toxic accumulation of cystine in all cells, tissues, and organs in the body. Elevated cystine leads to progressive, irreversible tissue damage and multi-organ failure, including kidney failure, blindness, muscle wasting and premature death. Nephropathic cystinosis is usually diagnosed in infancy and requires lifelong therapy. Left untreated, the disease is usually fatal by the end of the first decade of life. There are an estimated 500 patients living in the U.S. with cystinosis, and 2,000 worldwide.
Cystine depletion is the primary treatment strategy for nephropathic cystinosis. However, poor adherence to therapy has been a major challenge resulting in poor sustained control of cystine levels, and patients consequently experience poor clinical outcomes, including kidney insufficiency leading to dialysis and kidney transplantation, muscle wasting and in some cases, premature death. Even brief interruptions in daily therapy can permit toxic accumulation of cystine, exposing tissues to renewed, progressive deterioration.
About Raptor Pharmaceutical
Raptor Pharmaceutical Corp. is a biopharmaceutical company focused on developing and commercializing life-altering therapeutics that treat rare, debilitating and often fatal diseases. The company's first product, PROCYSBI™ (cysteamine bitartrate) delayed-release capsules, has been approved by the FDA and is currently being reviewed by the European Commission, following a positive recommendation from the CHMP, as a potential new treatment for nephropathic cystinosis, a rare metabolic lysosomal storage disease. Raptor's pipeline also includes RP103 in a Phase 2/3 trial for Huntington's disease and a Phase 2 trial in nonalcoholic fatty liver disease in children. For additional information, please visit www.raptorpharma.com.
Forward Looking Statements
This document contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future results of operations or future financial performance, including, but not limited to statements regarding anticipated EU approval of PROCYSBI and the timing of that anticipated approval. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from these forward-looking statements. Factors which may significantly change or prevent the Company's forward looking statements from fruition are described in greater detail in the Company's filings from time to time with the Securities and Exchange Commission (the "SEC"), which Raptor strongly urges you to read and consider, including: Raptor's transition report for the four months ended December 31, 2012 on Form 10-KT filed with the SEC on March 14, 2013, as amended by the Form 10-KT/A filed with the SEC on June 19, 2013,and Raptor's Quarterly Report on Form 10-Q filed with the SEC on May 8, 2013, as amended by the Form 10-Q/A filed with the SEC on June 19, 2013, which are available free of charge on the SEC's website at www.sec.gov. Subsequent written and oral forward-looking statements attributable to Raptor or to persons acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth in Raptor's reports filed with the SEC. Raptor expressly disclaims any intent or obligation to update any forward-looking statements.

CONTACT: Georgia Erbez
         Chief Financial Officer
         Raptor Pharmaceutical Corp.
         (415) 382-8111 x204
         gerbez@raptorpharma.com

         INVESTOR CONTACTS:

         Westwicke Partners, LLC
         Stefan Loren, Ph.D.
         Managing Director
         (443) 213-0507
         sloren@westwicke.com

         Robert H. Uhl
         Managing Director
         (858) 356-5932
         robert.uhl@westwicke.com

         MEDIA CONTACT:
         Carolyn Hawley
         Canale Communications
         (619) 849-5375
         carolyn@canalecomm.com